CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of

Oppenheimer Portfolio Series Fixed Income Active Allocation Fund:

We consent to the use in this Registration Statement of Oppenheimer Portfolio Series Fixed Income Active Allocation Fund (the Fund), of our report dated March 16, 2011, relating to the financial statements and financial highlights of the Fund, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the references to our firm under the heading “Financial Highlights” appearing in the Prospectus, which is also part of such Registration Statement and “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information.

/s/ KPMG LLP

                         KPMG LLP

Denver, Colorado

May 26, 2011